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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934
                     (Amendment No. _____________________)*

                      DATA TRANSMISSION NETWORK CORPORATION
-------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, PAR VALUE $.001
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   238017107
                              ---------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 4 pages
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-----------------------                                  ----------------------
  CUSIP NO. 238017107                 13G/A                   PAGE 2 OF 4 PAGES
-----------------------                                  ----------------------

-------------------------------------------------------------------------------
 1   NAME OR REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Roger R. Brodersen
          ###-##-####
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_]
          Not Applicable                                         (b) [_]
-------------------------------------------------------------------------------
3    SEC USE ONLY


-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
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      NUMBER OF          SOLE VOTING POWER
                     5
       SHARES                   627,589
                         ------------------------------------------------------
    BENEFICIALLY          SHARED VOTING POWER
                     6
     OWNED BY                   76,149
                         ------------------------------------------------------
      EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                   627,589
                         ------------------------------------------------------
     PERSON              SHARED DISPOSITIVE POWER
                     8
      WITH                      76,149
-------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
          703,738
-------------------------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
          Not Applicable
-------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
          5.87%
-------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON*
12
          IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                Page 2 of 4 pages
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-----------------------                                  ----------------------
  CUSIP NO. 238017107                 13G/A                  PAGE 3 OF 4 PAGES
-----------------------                                  ----------------------
Item 1(a) Name of Issuer:

               Data Transmission Network Corporation
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Item 1(b) Address of Issuer's Principal Executive Offices:

               9110 West Dodge Road, Suite 200, Omaha, Nebraska 68114
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Item 2(a) Name of Person Filing:

               Roger R. Brodersen
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Item 2(b) Address of Principal Business Office or, if none, Residence:

               13305 Birch Drive, Suite 200, Omaha, Nebraska 68164
-------------------------------------------------------------------------------
Item 2(c) Citizenship:

               United States of America
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Item 2(d) Title of Class of Securities:

               Common Stock, $0.001 par value
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Item 2(e) CUSIP Number:

               238017 10 7
-------------------------------------------------------------------------------
Item 3(a) through (h):

               Not Applicable
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Item 4(a) Amount Beneficially Owned: (as of December 31, 1999)

               703,738
-------------------------------------------------------------------------------
Item 4(b) Percent of Class:

               5.87%
-------------------------------------------------------------------------------
Item 4(c) Number of shares as to which  person has:
          (i)   sole power to vote or to direct the vote 627,589
          (ii)  shared power to vote or to direct the  vote  76,149
          (iii) sole power to dispose or to direct the disposition of 627,589
          (iv)  shared power to dispose or to direct the disposition of 76,149

-----------------------                                  ----------------------
  CUSIP NO. 238017107                 13G/A                  PAGE 4 OF 4 PAGES
-----------------------                                  ----------------------

Item 5  Ownership of Five Percent or Less of a Class:

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_]
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Item 6  Ownership of More than Five Percent of Behalf of Another Person:

               Other persons have the right to receive dividends fro such securities.
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Item 7  Identification  and  Classification of the Subsidiary Which Acquired
        the Security Being Reported on By the Parent Holding Company:

               Not applicable
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Item 8  Identification and Classification of Members of the Group:

               Not applicable
-------------------------------------------------------------------------------
Item 9  Notice of Dissolution of Group:

               Not applicable
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Item 10 Certification:

               Not applicable
-------------------------------------------------------------------------------
                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                             2/17/00
                                             ---------------------------------
                                             Date


                                              /s/ Roger R. Brodersen
                                             -----------------------------------
                                             Signature



                                             Roger R. Brodersen, Chairman & CEO
                                             ----------------------------------
                                             Name/Title